Exhibit 5.1

July 25, 2014

The Board of Directors

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

ContraFect Corporation

Ladies and Gentlemen:

We have acted as counsel to ContraFect Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-195378) filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2014, and each amendment thereto, including the documents incorporated by reference therein (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 6,272,726 units (the “Units”), including those subject to an over-allotment option pursuant to the Underwriting Agreement (as defined below), with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), one Class A warrant to purchase one share of Common Stock (the “Class A Warrants”) and one Class B warrant to purchase one-half share of Common Stock (the “Class B Warrants”, and together with the Class A Warrants, the “Warrants”, and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), and (ii) a warrant to purchase up to 313,636 shares of Common Stock issued to the representative of the underwriters (the “Representative’s Warrant”). The Units are to be sold by the Company pursuant to the terms of an underwriting agreement to be entered into between the Company and the underwriters named therein (the “Underwriting Agreement”). The Class A Warrants will be issued and sold pursuant to the terms of the Class A Warrant Agreement and the Class B Warrants will be issued and sold pursuant to the terms of the Class B Warrant Agreement, each filed as exhibits to the Registration Statement (the “Class A Warrant Agreement” and the “Class B Warrant Agreement”, and collectively the “Warrant Agreements”). The Representative’s Warrant will be issued by the Company pursuant to the terms of the Underwriting Agreement and will be in the form of the Representative’s Warrant filed as an exhibit to the Registration Statement (the “Form of the Representative’s Warrant”). The offering of the Units will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

In that connection, we have reviewed originals or copies of the following documents (the “Opinion Documents”):

(a)	The Class A Warrant Agreement.

(b)	The Class B Warrant Agreement.

(c)	The Form of the Representative’s Warrant.

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The Amended and Restated Certificate of Incorporation and the Amended and Restated By laws of the Company, each as amended through the date hereof.

(d)	The Underwriting Agreement.

(e)	Such corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents, and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The Units have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Units will be validly issued and non-assessable.

2. The shares of Common Stock included within the Units have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

3. The Warrants have been duly authorized by the Company and, when the Warrant Agreements are duly executed and delivered, and when the Warrants are issued, delivered and paid for as part of the Units in accordance with the terms of the Underwriting Agreement and the Warrant Agreements, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The shares of Common Stock underlying the Warrants have been duly authorized by the Company and, when and if issued upon the exercise of the Warrants in accordance with their terms and the terms of the Warrant Agreements, such shares of Common Stock will be validly issued, fully paid and non-assessable.

5. The Representative’s Warrant has been duly authorized by the Company and, when the Representative’s Warrant is issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, the Representative’s Warrant will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. The shares of Common Stock underlying the Representative’s Warrant have been duly authorized by the Company and, when and if issued upon the exercise of the Representative’s Warrant in accordance with its terms, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

(a) Our opinions in paragraphs 3 and 5 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinions in paragraphs 3 and 5 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm, violations of securities laws or acts of gross negligence or willful misconduct.

Our opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP